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                                                                    EXHIBIT 10.7

                                  WEST GEORGIA
                                  NATIONAL BANK

              SECOND AMENDMENT TO BONUS AND STOCK OPTION AGREEMENT

         For and in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged, H.B. Lipham, III ("Individual") and WGNB Corporation ("Corporation") hereby amend the Bonus and Stock Option Agreement between them dated as of September 23, 1998 and as thereafter Amended.

         Section 1.2 shall be changed to read as follows:

         1.2 Individual shall aggregate points on an annual basis based upon specific levels of ROA of the Corporation, CRA Rating of the Bank, and the factors set forth in Section 1.1 (c) through 1.1 (g) of this Agreement. The points to be aggregated by Individual for each year for the purpose of the bonus calculation set forth above will be determined in accordance with the schedule set forth on Amended Exhibit "A". The percentage applicable to the provisions of Amended Exhibit "A" shall be rounded as set forth on Amended Exhibit "A". The bonus due to Individual for each applicable year shall be equal to (a) the aggregate number of points accrued for the applicable year, divided by, (b) 80,
(c) multiplied by .75 and (d) the resulting quotient will constitute a percentage which will be multiplied by Corporation's net income for the applicable year based upon the Corporation's Financial Statements, after the determination of federal and state income taxes, after the calculation of bonuses under the Corporation Plan, but before other employee bonuses, and the bonus due under this Agreement and other like plans. The resulting product shall constitute the cash bonus due to Individual for the applicable year ("Cash Bonus"). The Cash Bonus shall be paid to Individual within ten (10) days after such calculation is determined by the Board of Directors of Corporation.

         Section 2.1 shall be changed to read as follows:

         2.1 Corporation grants to Individual the option to acquire shares of the common stock of Corporation on an annual basis ("Option Shares"), pursuant to the WGNB Corp. Incentive Stock Option Plan ("ISO Plan") in an amount equal to 2 times the quotient (rounded to the nearest whole share) which shall be determined by dividing (a) the Cash Bonus due to Individual pursuant to
Section 1 for the applicable year, by (b) the Market Value Per Share of the common stock of Corporation. Market Value Per Share shall be measured by the volume weighted average closing price for the ninety calendar day period ending with the date of the grant, except that the grant date price shall be taken as of within an hour before the time of the grant. All Option Shares granted to Individual shall be subject to and governed by the terms and conditions of the ISO Plan and a Stock Option Agreement in the form attached to the Bonus and Stock Option Agreement as Exhibit "C" and incorporated therein by reference.

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         All other terms and conditions of the Bonus and Stock Option Agreement shall remain in full force and effect and are not changed in any manner by the execution of this Amendment.

Executed this 17th day of June, 2002

WGNB Corp.



         /s/ L. Leighton Alston
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By:      L. LEIGHTON ALSTON
Its:     CHIEF EXECUTIVE OFFICER



Executed this 17th day of June, 2002



         /s/ H.B. Lipham, III
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H.B. Lipham, III


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